Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Pat Macellaro
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Broad-Based Growth and Strong Profitability

NORTHBROOK, Ill., October 29, 2014 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2014. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,			Nine months ended September 30,
($ millions, except per share amounts and ratios)	2014	2013	% / pts Change	2014	2013	% / pts Change
Consolidated revenues	$ 8,936	$ 8,465	5.6	$ 26,480	$ 25,715	3.0

Net income available to common shareholders	750	310	141.9	1,951	1,453	34.3
per diluted common share	1.74	0.66	163.6	4.42	3.07	44.0
Operating income*	598	713	(16.1)	1,631	1,889	(13.7)
per diluted common share*	1.39	1.53	(9.2)	3.69	3.99	(7.5)

Return on common shareholders’ equity (twelve months ended)
Net income available to common shareholders				13.6%	9.0%	4.6 pts
Operating income*				13.0%	12.0%	1.0 pts

Book value per common share				48.28	43.49	11.0
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*				44.67	40.37	10.7

Property-Liability combined ratio
Recorded	93.5	90.0	3.5 pts	95.2	93.1	2.1 pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	86.1	86.9	(0.8) pts	86.4	87.2	(0.8) pts

Catastrophe losses	517	128	NM	1,898	1,134	67.4

NM = not meaningful

*

Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate grew across brands and customer segments while generating excellent profitability, despite a significant increase in losses from severe weather. The combination of a unique strategy and operational focus continues to improve our competitive position and create value for shareholders,” said Thomas J. Wilson, chairman, president and CEO of The Allstate Corporation. “Over the last year, we added 790,000 policies in force, a 2.4% improvement, and net written premiums increased by $1.4 billion for the trailing twelve months. The Allstate brand increased both auto and homeowners policies, reflecting the execution of a comprehensive growth plan. Esurance continued to increase its market share of the self-serve branded segment, although policy growth moderated to 14.1% in the third quarter given profit improvement initiatives. Similarly, policy growth at Encompass slowed to 3.1% over the prior year quarter,” continued Wilson.

“Profitability was also strong and consistent with our strategic direction and a proactive approach to managing risk and return. Net income was $750 million and operating income was $598 million for the quarter, as the underlying combined ratio was better than the annual outlook range of 87 - 89 and limited partnership results were higher than the prior year. The strategic decision to deploy capital out of the life and annuity businesses is progressing well, but resulted in lower Allstate Life and Retirement operating income. Shareholders continued to realize good returns, with an operating income return on equity of 13.0% and $1.05 billion of dividends and share repurchases in the third quarter.”

Third Quarter 2014 Financial Results

•                  Written premiums for the trailing twelve months ended September 30, 2014 increased by $1.4 billion to $29.3 billion, or 5.1%, over the trailing twelve months ended September 30, 2013 of $27.9 billion. Allstate Protection written premiums were $367 million higher in the quarter versus the third quarter of 2013. Allstate brand written premiums increased $303 million, or 4.5%, Esurance premiums rose $50 million, or 14.0%, and Encompass premiums increased $14 million, or 4.3%, compared to third quarter 2013. Allstate Financial premiums and contract charges of $512 million declined by 12.3% for the third quarter of 2014 from the year-earlier period due to the sale of Lincoln Benefit Life Company (LBL).

•                  Third quarter 2014 net income available to common shareholders was $750 million, or $1.74 per diluted common share, compared to $310 million, or $0.66 per diluted common share, in the third quarter of 2013. The quarterly comparison was affected by a number of after-tax items in the 2013 quarter, including a $475 million estimated loss on the disposition of LBL and a $118 million postretirement benefits curtailment gain.

•                  Operating income was $598 million, or $1.39 per diluted common share, in the third quarter of 2014, compared to $713 million, or $1.53 per diluted common share, in the same period of 2013. The decrease in operating income was driven by catastrophe losses of $517 million, pre-tax, which were $389 million higher than the prior year quarter.

•                  The recorded Property-Liability combined ratio was 93.5 for the third quarter of 2014, 3.5 points unfavorable to the prior year quarter due to greater catastrophe losses. The underlying combined ratio of 86.1 for the third quarter was 0.8 points better than the same period of last year, reflecting the continued strong performance of the Allstate brand. While Esurance’s loss ratio improved from the prior year quarter, growth investments continue to impact the combined ratio and recorded earnings. Encompass is also continuing its profit improvement initiatives.

•                  Allstate Financial recorded net income of $116 million in the third quarter, compared to a net loss of $360 million in the prior year quarter, which included the initial estimated loss on the disposition of LBL. Operating income declined 1.6% to $125 million from the same quarter a year ago as the absence of $55 million of income from the disposed LBL business was offset by lower deferred acquisition cost unlocking charges in 2014.

•                  Total net investment income was $823 million in the third quarter of 2014, and included $162 million from limited partnership interests. Property-Liability net investment income increased by $35 million, or 11.3% in the third quarter of 2014 compared to the prior year quarter, due to higher limited partnership income, partially offset by lower fixed income yields due to rate risk reduction actions. Allstate Financial net investment income declined by $160 million in the third quarter of 2014 compared to the same period of 2013 on lower investment balances resulting from the sale of LBL and continuing run-off of deferred annuities.

2014 Operating Priorities

Grow insurance policies in force. Allstate Protection insurance policies in force increased by 790,000, or 2.4%, in the third quarter of 2014 versus the same period last year, reflecting broad-based geographic growth across customer segments and product offerings.

•                  The Allstate brand grew insurance policies in force by 572,000, or 1.9% in the third quarter of 2014 compared to the prior year quarter, after reflecting a comprehensive plan to generate profitable growth. This growth was driven by an increase of 504,000 Allstate auto policies, 2.6% higher than the third quarter of 2013, and a modest increase of 5,000 or 0.1% in Allstate homeowners policies.  Allstate brand other personal lines increased by 70,000 policies in the third quarter of 2014, 1.7% higher than the 2013 quarter, reflecting the ongoing focus on providing complete household solutions through a broad range of products.

•                  Esurance grew insurance policies in force by 14.1%, or 179,000 policies, in the third quarter of 2014 versus the same period a year ago. Esurance’s rate of policy growth has continued to slow from prior quarters due to the impact of ongoing profit improvement actions designed to improve the underlying loss ratio and the increased size of the business.

•                  Encompass grew insurance policies in force by 3.1%, or 39,000 policies, in the third quarter of 2014 compared with the same quarter of 2013.

Maintain the underlying combined ratio. The Property-Liability underlying combined ratio of 86.1 in the third quarter of 2014 was 0.8 points better than in the prior year quarter.

•                  The Allstate brand combined ratio was 89.8 in the third quarter, with an underlying combined ratio of 84.2, 1.2 points better than in the prior year quarter. Allstate brand auto had a third quarter 2014 combined ratio of 93.1 and an underlying combined ratio of 92.9, 1.4 points better than in the prior year quarter. Allstate brand homeowners recorded a combined ratio of 81.2 and an underlying combined ratio of 60.0, 1.8 points better than in the third quarter of 2013.

•                  Esurance recorded a third quarter 2014 combined ratio of 116.6 and an underlying combined ratio of 112.3, 0.8 points higher than the prior year quarter. Esurance profitability continues to be negatively impacted by growth initiatives, including aggressive advertising and expansion into renters, motorcycle and homeowners product lines and new geographic markets. The Esurance underlying loss ratio* was 75.3 for the third quarter of 2014, 2.1 points better than the same period of 2013, benefiting from ongoing profit improvement actions.

•                  In the Encompass brand, the third quarter combined ratio was 109.7, 16.1 points higher than the third quarter of 2013, due to higher catastrophe losses. The underlying combined ratio of 95.6 was 3.1 points higher than the third quarter of 2013. The Encompass team continues to implement pricing, underwriting and agency management actions to achieve its desired returns.

Proactively manage our investments to generate attractive risk-adjusted returns. Net investment income was 13.4% lower than the third quarter of 2013 due to a $12 billion reduction in the portfolio associated with the LBL divestiture, the decision to shorten the Property-Liability fixed income portfolio duration, and lower prepayment fees and litigation proceeds.

•                  The annualized portfolio yield in the third quarter of 2014 was 4.4%, essentially flat from the prior year quarter, as strong limited partnership results more than offset a lower contribution from the interest-bearing portfolio. Portfolio total return for the third quarter of 2014 was 0.4%, and 4.7% for the first nine months of 2014.

•                  Limited partnership interests contributed income of $162 million in the third quarter, 52.8% higher than the prior year quarter, due to continued favorable valuations and strong cash distributions.

•                  Allstate’s consolidated investment portfolio totaled $80.7 billion at September 30, 2014 compared to $81.2 billion at December 31, 2013, which excluded LBL investments held for sale.

Operational priorities. Allstate is making progress on modernizing its operating model and building long-term growth platforms.

•                  The Allstate brand continues to evolve its agency force to a trusted advisor model and is expanding into more local markets.

•                  Investments are being made to improve customer value propositions by enhancing customer service and lowering costs. This includes simplifying technology applications and using continuous improvement programs to improve effectiveness and efficiency.

•                  Esurance continued to expand its geographic reach and product portfolio, offering auto insurance in 43 states, renters insurance in 18 states, homeowners insurance in 11 states and motorcycle insurance in 10 states as of September 30, 2014.

•                  We enhanced the Drivewise® telematics offering with the addition of a mobile phone-based application in 16 states.

Creating Shareholder Value Through Capital Management

“We continued to create shareholder value through capital management,” said Steve Shebik, chief financial officer. “During the third quarter, we returned $1.05 billion to shareholders through common stock dividends and repurchasing 3.6% of our outstanding shares. Book value per diluted common share increased 11.0% from a year ago, to $48.28 at the end of the third quarter of 2014.”

Statutory surplus at September 30, 2014 was an estimated $18.0 billion for the combined insurance operating companies, an increase of $0.7 billion from September 30, 2013. Property-Liability statutory surplus was an estimated $15.1 billion of this total, with Allstate Financial companies accounting for the remainder. During the third quarter, Allstate repaid $650 million of 5.0% senior notes from available capital resources.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call. The conference call will be held at 9 a.m. ET on Thursday, October 30.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.”  The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$7,307	$6,972	$21,575	$20,604
Life and annuity premiums and contract charges	512	584	1,637	1,742
Net investment income	823	950	2,680	2,917
Realized capital gains and losses:
Total other-than-temporary impairment losses	(53)	(96)	(177)	(178)
Portion of loss recognized in other comprehensive income	--	8	(2)	(7)
Net other-than-temporary impairment losses recognized in earnings	(53)	(88)	(179)	(185)
Sales and other realized capital gains and losses	347	47	767	637
Total realized capital gains and losses	294	(41)	588	452
	8,936	8,465	26,480	25,715

Costs and expenses
Property-liability insurance claims and claims expense	4,909	4,427	14,810	13,628
Life and annuity contract benefits	433	498	1,334	1,427
Interest credited to contractholder funds	198	317	717	973
Amortization of deferred policy acquisition costs	1,030	1,026	3,100	2,933
Operating costs and expenses	1,068	937	3,185	3,129
Restructuring and related charges	3	13	13	59
Loss on extinguishment of debt	--	9	1	489
Interest expense	78	83	249	280
	7,719	7,310	23,409	22,918
Loss on disposition of operations	(27)	(646)	(77)	(644)

Income from operations before income tax expense	1,190	509	2,994	2,153

Income tax expense	409	193	968	694

Net income	781	316	2,026	1,459

Preferred stock dividends	31	6	75	6

Net income available to common shareholders	$750	$310	$1,951	$1,453

Earnings per common share:

Net income available to common shareholders per common share – Basic	$1.77	$0.67	$4.49	$3.10

Weighted average common shares – Basic	424.5	461.1	435.0	468.2

Net income available to common shareholders per common share – Diluted	$1.74	$0.66	$4.42	$3.07

Weighted average common shares – Diluted	431.2	467.1	441.6	473.8

Cash dividends declared per common share	$0.28	$0.25	$0.84	$0.75

THE ALLSTATE CORPORATION

BUSINESS RESULTS

($ in millions, except ratios)	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Property-Liability
Premiums written	$7,806	$7,438	$22,322	$21,214

Premiums earned	$7,307	$6,972	$21,575	$20,604
Claims and claims expense	(4,909)	(4,427)	(14,810)	(13,628)
Amortization of deferred policy acquisition costs	(972)	(929)	(2,902)	(2,690)
Operating costs and expenses	(948)	(910)	(2,817)	(2,810)
Restructuring and related charges	(4)	(9)	(11)	(52)
Underwriting income*	474	697	1,035	1,424
Net investment income	344	309	1,007	993
Periodic settlements and accruals on non-hedge derivative instruments	(1)	(2)	(7)	(5)
Amortization of purchased intangible assets	17	21	51	62
Income tax expense on operations	(281)	(340)	(701)	(800)
Operating income	553	685	1,385	1,674
Realized capital gains and losses, after-tax	173	(17)	368	253
(Loss) gain on disposition of operations, after-tax	(1)	--	37	(1)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	--	1	4	3
Amortization of purchased intangible assets, after-tax	(11)	(13)	(33)	(40)
Net income available to common shareholders	$714	$656	$1,761	$1,889
Catastrophe losses	$517	$128	$1,898	$1,134
Operating ratios:
Claims and claims expense ratio	67.2	63.5	68.6	66.1
Expense ratio	26.3	26.5	26.6	27.0
Combined ratio	93.5	90.0	95.2	93.1
Effect of catastrophe losses on combined ratio	7.1	1.8	8.8	5.5
Effect of prior year reserve reestimates on combined ratio	0.1	0.5	--	(0.3)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	--	(0.5)	0.2	(0.4)
Effect of amortization of purchased intangible assets on combined ratio	0.2	0.3	0.2	0.3
Effect of Discontinued Lines and Coverages on combined ratio	1.4	1.9	0.5	0.7

Allstate Financial
Premiums and contract charges	$512	$584	$1,637	$1,742
Net investment income	473	633	1,651	1,901
Periodic settlements and accruals on non-hedge derivative instruments	--	2	(1)	17
Contract benefits	(433)	(498)	(1,334)	(1,427)
Interest credited to contractholder funds	(200)	(302)	(699)	(953)
Amortization of deferred policy acquisition costs	(56)	(109)	(195)	(250)
Operating costs and expenses	(115)	(132)	(345)	(420)
Restructuring and related charges	1	(4)	(2)	(7)
Income tax expense on operations	(57)	(47)	(233)	(175)
Operating income	125	127	479	428

Realized capital gains and losses, after-tax	19	(12)	13	37
Valuation changes on embedded derivatives that are not hedged, after-tax	2	(10)	(12)	(13)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(3)	1	(3)	(2)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	7	--	7
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	--	(1)	1	(11)
Loss on disposition of operations, after-tax	(27)	(472)	(55)	(470)
Net income available to common shareholders	$116	$(360)	$423	$(24)
Corporate and Other
Net investment income	$6	$8	$22	$23
Operating costs and expenses	(83)	(159)	(272)	(360)
Income tax benefit on operations	28	58	92	130
Preferred stock dividends	(31)	(6)	(75)	(6)
Operating loss	(80)	(99)	(233)	(213)
Realized capital gains and losses, after-tax	--	1	--	1
Loss on extinguishment of debt, after-tax	--	(6)	--	(318)
Postretirement benefits curtailment gain, after-tax	--	118	--	118
Net (loss) income available to common shareholders	$(80)	$14	$(233)	$(412)
Consolidated net income available to common shareholders	$750	$310	$1,951	$1,453

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	September 30,	December 31,
	2014	2013
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $59,616 and $59,008)	$62,313	$60,910
Equity securities, at fair value (cost $3,877 and $4,473)	4,335	5,097
Mortgage loans	4,143	4,721
Limited partnership interests	4,348	4,967
Short-term, at fair value (amortized cost $2,463 and $2,393)	2,463	2,393
Other	3,119	3,067
Total investments	80,721	81,155
Cash	885	675
Premium installment receivables, net	5,604	5,237
Deferred policy acquisition costs	3,516	3,372
Reinsurance recoverables, net	7,555	7,621
Accrued investment income	595	624
Property and equipment, net	1,012	1,024
Goodwill	1,219	1,243
Other assets	2,682	1,937
Separate Accounts	4,521	5,039
Assets held for sale	--	15,593
Total assets	$108,310	$123,520
Liabilities
Reserve for property-liability insurance claims and claims expense	$22,350	$21,857
Reserve for life-contingent contract benefits	12,482	12,386
Contractholder funds	22,848	24,304
Unearned premiums	11,728	10,932
Claim payments outstanding	814	631
Deferred income taxes	1,076	635
Other liabilities and accrued expenses	4,967	5,156
Long-term debt	5,195	6,201
Separate Accounts	4,521	5,039
Liabilities held for sale	--	14,899
Total liabilities	85,981	102,040
Equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand and 32.3 thousand shares issued and outstanding, $1,805 and $807.5 aggregate liquidation preference	1,746	780
Common stock, $.01 par value, 900 million issued, 419 million and 449 million shares outstanding	9	9
Additional capital paid-in	3,059	3,143
Retained income	37,164	35,580
Deferred ESOP expense	(31)	(31)
Treasury stock, at cost (481 million and 451 million shares)	(20,856)	(19,047)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	70	50
Other unrealized net capital gains and losses	1,970	1,698
Unrealized adjustment to DAC, DSI and insurance reserves	(213)	(102)
Total unrealized net capital gains and losses	1,827	1,646
Unrealized foreign currency translation adjustments	18	38
Unrecognized pension and other postretirement benefit cost	(607)	(638)
Total accumulated other comprehensive income	1,238	1,046
Total shareholders’ equity	22,329	21,480
Total liabilities and shareholders’ equity	$108,310	$123,520

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Nine months ended September 30,
	2014	2013

Cash flows from operating activities	(unaudited)

Net income	$2,026	$1,459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	277	246
Realized capital gains and losses	(588)	(452)
Loss on extinguishment of debt	1	489
Loss on disposition of operations	77	644
Interest credited to contractholder funds	717	973
Changes in:
Policy benefits and other insurance reserves	50	(787)
Unearned premiums	822	670
Deferred policy acquisition costs	(189)	(208)
Premium installment receivables, net	(386)	(300)
Reinsurance recoverables, net	(110)	294
Income taxes	175	455
Other operating assets and liabilities	(307)	(412)
Net cash provided by operating activities	2,565	3,071
Cash flows from investing activities
Proceeds from sales
Fixed income securities	27,648	15,354
Equity securities	5,263	2,231
Limited partnership interests	1,084	676
Mortgage loans	10	20
Other investments	292	93
Investment collections
Fixed income securities	2,787	4,879
Mortgage loans	868	783
Other investments	158	213
Investment purchases
Fixed income securities	(30,650)	(16,645)
Equity securities	(4,208)	(2,565)
Limited partnership interests	(892)	(911)
Mortgage loans	(218)	(423)
Other investments	(652)	(880)
Change in short-term investments, net	265	(544)
Change in other investments, net	58	92
Purchases of property and equipment, net	(207)	(116)
Disposition (acquisition) of operations	378	(24)
Net cash provided by investing activities	1,984	2,233

Cash flows from financing activities
Proceeds from issuance of long-term debt	--	2,267
Repayment of long-term debt	(1,006)	(2,605)
Proceeds from issuance of preferred stock	965	651
Contractholder fund deposits	926	1,608
Contractholder fund withdrawals	(2,831)	(5,458)
Dividends paid on common stock	(360)	(237)
Dividends paid on preferred stock	(56)	--
Treasury stock purchases	(2,189)	(1,385)
Shares reissued under equity incentive plans, net	204	108
Excess tax benefits on share-based payment arrangements	22	33
Other	(14)	(10)
Net cash used in financing activities	(4,339)	(5,028)
Cash classified as held for sale	--	(13)
Net increase in cash	210	263
Cash at beginning of period	675	806
Cash at end of period	$885	$1,069

Definitions of Non-GAAP Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income available to common shareholders, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•      valuation changes on embedded derivatives that are not hedged, after-tax,

•      amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•      amortization of purchased intangible assets, after-tax,

•      gain (loss) on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income available to common shareholders is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income available to common shareholders to assess our performance. We use adjusted measures of operating income and operating income per diluted common share in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income available to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income available to common shareholders.

($ in millions, except per share data)	For the three months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2014	2013	2014	2013	2014	2013	2014	2013
Operating income	$553	$685	$125	$127	$598	$713	$1.39	$1.53
Realized capital gains and losses, after-tax	173	(17)	19	(12)	192	(28)	0.45	(0.06)
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	2	(10)	2	(10)	--	(0.02)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(3)	1	(3)	1	(0.01)	--
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	7	--	7	--	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	--	1	--	(1)	--	--	--	--
Amortization of purchased intangible assets, after-tax	(11)	(13)	--	--	(11)	(13)	(0.03)	(0.03)
Loss on disposition of operations, after-tax	(1)	--	(27)	(472)	(28)	(472)	(0.06)	(1.01)
Loss on extinguishment of debt, after-tax	--	--	--	--	--	(6)	--	(0.01)
Postretirement benefits curtailment gain, after-tax	--	--	--	--	--	118	--	0.25
Net income (loss) available to common shareholders	$714	$656	$116	$(360)	$750	$310	$1.74	$0.66

($ in millions, except per share data)	For the nine months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2014	2013	2014	2013	2014	2013	2014	2013
Operating income	$1,385	$1,674	$479	$428	$1,631	$1,889	$3.69	$3.99
Realized capital gains and losses, after-tax	368	253	13	37	381	291	0.86	0.61
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(12)	(13)	(12)	(13)	(0.03)	(0.03)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(3)	(2)	(3)	(2)	--	--
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	7	--	7	--	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	4	3	1	(11)	5	(8)	0.01	(0.02)
Amortization of purchased intangible assets, after-tax	(33)	(40)	--	--	(33)	(40)	(0.07)	(0.08)
Gain (loss) on disposition of operations, after-tax	37	(1)	(55)	(470)	(18)	(471)	(0.04)	(0.99)
Loss on extinguishment of debt, after-tax	--	--	--	--	--	(318)	--	(0.67)
Postretirement benefits curtailment gain, after-tax	--	--	--	--	--	118	--	0.25
Net income (loss) available to common shareholders	$1,761	$1,889	$423	$(24)	$1,951	$1,453	$4.42	$3.07

Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income available to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2014	2013
Return on common shareholders’ equity

Numerator:
Net income available to common shareholders	$2,761	$1,847

Denominator:
Beginning common shareholders’ equity (1)	$20,130	$20,837
Ending common shareholders’ equity (1)	20,583	20,130
Average common shareholders’ equity	$20,357	$20,484

Return on common shareholders’ equity	13.6%	9.0%

	For the twelve months ended September 30,
	2014	2013
Operating income return on common shareholders’ equity

Numerator:
Operating income	$2,412	$2,178

Denominator:
Beginning common shareholders’ equity	$20,130	$20,837
Unrealized net capital gains and losses	1,714	2,880
Adjusted beginning common shareholders’ equity	18,416	17,957

Ending common shareholders’ equity	20,583	20,130
Unrealized net capital gains and losses	1,827	1,714
Adjusted ending common shareholders’ equity	18,756	18,416
Average adjusted common shareholders’ equity	$18,586	$18,187
Operating income return on common shareholders’ equity	13.0%	12.0%

(1)     Excludes equity related to preferred stock of $1,746 million and $650 million as of September 30, 2014 and 2013, respectively.

Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income available to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income available to common shareholders is provided in the “Business Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	86.1	86.9	86.4	87.2
Effect of catastrophe losses	7.1	1.8	8.8	5.5
Effect of prior year non-catastrophe reserve reestimates	0.1	1.0	(0.2)	0.1
Effect of amortization of purchased intangible assets	0.2	0.3	0.2	0.3
Combined ratio	93.5	90.0	95.2	93.1

Effect of prior year catastrophe reserve reestimates	--	(0.5)	0.2	(0.4)

Underwriting margin is calculated as 100% minus the combined ratio.

In this news release, we provide our outlook range on the Property-Liability 2014 underlying combined ratio. A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

The following table reconciles the Allstate brand underlying combined ratio to the Allstate brand combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Underlying combined ratio	84.2	85.4	84.5	85.7
Effect of catastrophe losses	6.9	1.7	8.8	5.7
Effect of prior year non-catastrophe reserve reestimates	(1.3)	(0.8)	(0.7)	(0.6)
Combined ratio	89.8	86.3	92.6	90.8

Effect of prior year catastrophe reserve reestimates	--	(0.6)	0.2	(0.4)

The following table reconciles the Allstate brand auto underlying combined ratio to the Allstate brand auto combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Underlying combined ratio	92.9	94.3	92.8	93.8
Effect of catastrophe losses	1.8	0.8	2.1	1.3
Effect of prior year non-catastrophe reserve reestimates	(1.6)	(0.9)	(0.9)	(0.9)
Combined ratio	93.1	94.2	94.0	94.2

Effect of prior year catastrophe reserve reestimates	(0.2)	0.1	(0.2)	(0.5)

The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Underlying combined ratio	60.0	61.8	62.0	63.4
Effect of catastrophe losses	22.0	4.7	27.3	18.5
Effect of prior year non-catastrophe reserve reestimates	(0.8)	(1.2)	(0.3)	(0.2)
Combined ratio	81.2	65.3	89.0	81.7

Effect of prior year catastrophe reserve reestimates	0.7	(2.1)	1.2	0.3

The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Underlying combined ratio	95.6	92.5	94.1	94.3
Effect of catastrophe losses	16.4	5.8	17.1	6.8
Effect of prior year non-catastrophe reserve reestimates	(2.3)	(4.7)	(0.7)	(1.8)
Combined ratio	109.7	93.6	110.5	99.3

Effect of prior year catastrophe reserve reestimates	0.4	(0.4)	0.2	(0.6)

Esurance brand underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in the Esurance business that may be obscured by catastrophe losses and prior year reserve reestimates. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.

The following table reconciles the Esurance brand underlying loss ratio and underlying combined ratio to the Esurance brand combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Underlying loss ratio	75.3	77.4	75.2	77.1
Expense ratio, excluding the effect of amortization of purchased intangible assets	37.0	34.1	39.3	34.6
Underlying combined ratio	112.3	111.5	114.5	111.7
Effect of catastrophe losses	1.9	0.6	1.7	1.1
Effect of prior year non-catastrophe reserve reestimates	(0.8)	--	(1.0)	--
Effect of amortization of purchased intangible assets	3.2	4.7	3.3	5.0
Combined ratio	116.6	116.8	118.5	117.8

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business. The following table shows the reconciliation.

($ in millions, except per share data)	As of September 30,
	2014	2013
Book value per common share
Numerator:
Common shareholders’ equity	$20,583	$20,130
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	426.3	462.9
Book value per common share	$48.28	$43.49

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$20,583	$20,130
Unrealized net capital gains and losses on fixed income securities	1,541	1,445
Adjusted common shareholders’ equity	$19,042	$18,685
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	426.3	462.9
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$44.67	$40.37

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets for 2014. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections. Actual results may differ materially from those projected based on the risk factors described below.

•                 Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected. Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                  Unanticipated increases in the severity or frequency of auto insurance claims may adversely affect our underwriting results. Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment. Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation. Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices. The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term. A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change. A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements. This news release contains unaudited financial information.

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